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                                  EXHIBIT 10.4

                           DIVIDEND REINVESTMENT PLAN

         The Directors intend to adopt the Capital Alliance Income Trust Dividend Reinvestment Plan (the "Plan") as set forth below.


         1. Administrative Agent. As administrative agent for participating shareholders (the "Participants") in the Plan, GEMISYS Transfer Agent (the "Administrative Agent") will maintain records and perform all book-keeping and other administrative functions for the Plan. The Administrative Agent's functions shall include: (i) recording stock dividends, stock splits or other distributions declared by the Trust, (ii) disbursing funds to the purchasing agent for the purchase of additional shares, (iii) issuing share certificates to Participants, when requested, and (iv) distributing reports to Participants.

         2. Purchasing Agent. As purchasing agent for Participants in the Plan, the Administrative Agent will retain independent broker dealers (the "Purchasing Agent") who will receive all or a designated portion of the past dividends paid on the shares of common stock of the Trust (the"Shares") held by each Participant, including dividends paid on any full or fractional Shares acquired under the Plan. After deducting applicable brokerage and administrative charges as set forth in Sections 7 and 8, below, the Purchasing Agent will apply such funds as set forth below towards the purchase of additional Shares.


         After the Minimum Subscription Level has been reached and during the balance of the Initial Public Offering, Shares shall be purchased from the Trust at $9.60 per share. Such purchases shall be deemed made as of the pay date of each dividend declared. After termination of the Initial Public Offering and trading in the Shares has begun on NASDAQ NMS Shares for the Plan will be purchased at existing market prices.

         The Purchasing Agent is entirely independent of the Trust and does not directly or indirectly control, and is not controlled by or under common control with the Trust. Neither the Trust nor any of its affiliates will exercise any control over the times when, or the prices at which, shares may be purchased or sold by the Purchasing Agent, the amounts of shares to be purchased, the manner in which purchases are made, or the selection of the broker or dealer (other than the Purchasing Agent itself ) through, from or to whom the purchases are made.

         3. Purchase of Shares. In making purchases for the Participants' accounts, the Purchasing Agent may commingle the funds of any Participant with those of other Participants. Shares shall be deemed to have been acquired for a Participant's account prior to the commencement of trading on the NASDAQ NMS at the offering price. The price at which Shares will be deemed to have been acquired for a Participant's account after the Shares commence trading on the NASDAQ NMS; shall be the average price (including the administrative and brokerage charges specified in paragraphs 7 and 8 below) of all Shares purchased for the Participants in the Plan with the proceeds of a single cash dividend. Such dividends of the Trust shall be invested by the Purchasing Agent promptly following such dividend payment date, and in no event later than 30 days from such receipt.

         The Trust, the Administrative Agent, and the Purchasing Agent shall have no responsibility as to the value of the Trust's Shares or any change in the value of the Shares acquired for the Participant's account.

         4. Interim Funds. Pending investment, funds may be held in a money-market fund or funds of Purchasing Agent's selection pending such investment; with all interest accruing for the benefit of the Participants.

         5. Shareholder Participation and Accounts. Shareholders will automatically become Participants in the Plan unless electing to receive cash distributions in the appropriate place on the order form for the purchase of Shares pursuant to the Initial Public Offering, or by sending a written request to the Administrative Agent, who will maintain a capital account for each Participant of the Plan. Whole and fractional Shares purchased on behalf of the Participant by the Purchasing Agent pursuant to the Plan will be credited to the Participant's account as "unissued certificate" Shares. No Share certificate will be issued to a Participant for Shares credited to his capital account, unless the Participant requests otherwise. Such requests must be made in writing to the Administrative Agent. The Administrative Agent will mail a confirmation of account to each Participant describing the cash dividends available for reinvestment, the number and class of Shares purchased, administrative charges incurred, the purchase price per Share, and the total Shares accumulated under the plan each fiscal quarter.

         6. Proxy Solicitation. The Administrative Agent will distribute to the Participants any proxy solicitation


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material received by it from the Trust attributable to Shares in the Plan, and will only vote the Shares in Participants' accounts in accordance with the instructions of each respective Participant. Inc the absence of instructions, the Administrative Agent will not vote such Shares.

         7. Brokerage Charges. The charge to each Participant for services rendered by the Purchasing Agent shall be competitive securities brokerage commissions payable in connection with purchase of Shares for the Plan.

         8. Administrative Charges. Initially, the charge to each Participant for the service of the Administrative Agent shall be 5% of the reinvestment amount in the case of investment of quarterly dividends with a minimum of $.50 and a maximum of $3.00.

         9. No Drawing. No Participant shall have any right to draw checks or drafts against his account or to give instructions to the Trust or the Purchasing Agent or the Administrative Agent, except as expressly provided herein.

         10. Income Taxes. Under current law, reinvestment of dividends will not receive a Participant of any income tax which may be payable on such dividends.

         11. Termination. A Participant may terminate his participation in the Plan at any time by written notice to the Administrative Agent. To be effective for any dividend payment, such notice must be received by the Administrative Agent before the record date for such payment. The Administrative Agent may terminate a Participant's individual participation in the Plan, and the Trust or the Administrative Agent may terminate the Plan itself for any reason, at any time, by written notice mailed to a Participant, or to all Participants, as the case may be, at the address or addresses shown on their account. Upon any such termination, the Administrative Agent will send a statement showing the balance of issued and unissued Share certificates remaining in the Participant's capital account. Any future distributions made after the effective date of the termination will be sent directly to the shareholder.

         12. Address of Administrative Agent. All notices and other communications should be sent to:


                           Capital Alliance Income Trust
                           c/o GEMISYS Transfer Agent
                           7103 South Revere Parkway
                           Inglewood, Colorado  80112
                           Telephone: (303) 705-6000


         13. Stock Dividends, Stock Splits and Rights Offerings. It is understood that any stock dividend or stock split declared by the Trust on Shares held by the Administrative Agent for a Participant will be credited to the Participant's account without charge. Any rights to purchase additional Share accruing on Shares in the Plan will be exercisable by the Participant.

         14. Non-Liability. The Trust, the Administrative Agent, and the Purchasing Agent shall not be liable hereunder for any act done in good faith, or for any good faith omission to act, including, without limitation, any claims of liability (a) arising out of failure to terminate a Participant's account upon such Participant's death prior to receipt of notice in writing of such death, and (b) with respect to the time and the prices at which Shares are purchased for a Participant's account.

         15. Change of Address. Each Participant agrees to notify the Administrative Agent promptly in writing of any change of address. Notices to the Participant may be given by letter addressed to the Participant at his last address of record with the Administrative Agent.

         16. Amendment. This plan may be amended or supplemented by agreement between the Purchasing Agent, the Trust and the Administrative Agent at anytime, including, but not limited to, an amendment to the Plan to: (a) add a voluntary cash contribution feature, (b) substitute a new purchasing agent for the Participants, or (c) change the Purchasing Agent's brokerage charges, or the Administrative Agent's charges, by mailing an appropriate notice to each Participant at his last address of record at least 30 days prior to the record date for any dividend to which the changes will apply. such Amendment or supplement shall b deemed conclusively accepted by each Participant, except those Participants who give written notice of termination prior to the effective date hereof.

         17. Governing Law. This Plan will be governed by the laws of the State of California.


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